AMENDMENT NO. 1
TO
JOINT VENTURE AGREEMENT

This Amendment No. 1 (“Amendment”) to that certain Joint Venture Agreement dated October 19, 2009 (the “Agreement”) between TRINITY ALPS RESOURCES, INC., a Nevada domestic corporation (“Trinity Alps”), and AMERICAN SIERRA GOLD CORP., a Nevada domestic corporation (“American Sierra”), is made effective as of October 23, 2009.

Pursuant to the terms and conditions hereof, this Amendment is hereby incorporated into the Agreement as if fully set forth therein.  This Amendment and the Agreement shall be read together as a consistent agreement.  Capitalized terms used herein and not otherwise defined shall have the meaning assigned in the Agreement.  To the extent of any necessary inconsistency between the two, however, the terms and provisions of this Amendment shall control.

RECITALS

A.           The Parties entered into the Agreement to document their intent and agreement to form a joint venture to develop the Mine underlying the Claims (as those terms are defined in the Agreement), and to provide American Sierra the ability to purchase up to a seventy-five percent (75%) interest in the special purpose entities to be used by the Parties to own and operate the Claims, respectively (as further provided for in the Agreement).

B.           The Agreement provides for a Closing (as defined in the Agreement) to occur on or before October 23, 2009, as well as the opening of a Trust Account within three (3) business days from the Effective Date of the Agreement.

C.           The Parties are diligently working in an effort to fulfill all necessary conditions to Closing and to identify a suitable candidate to serve as the Trust Account Administrator and open the Trust Account, but require additional time to complete those tasks.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           AMENDMENT

1.1           Exhibit B.  The Agreement’s Exhibit B (i.e., the Year One Work Plan (as defined in the Agreement)) is hereby deleted in its entirety and replaced and superseded by the work plan attached hereto as Exhibit 1.  The Parties have each reviewed and approved Exhibit 1 and hereby agree to provide the same to the Trust Account Administrator (as defined in the Agreement) in furtherance of the Agreement.

1.2           Exhibit D.  The Agreement’s Exhibit D (i.e., Costs & Expenses) is hereby deleted in its entirety and replaced and superseded by the costs and expenses attached hereto as Exhibit 2.  The Parties have each reviewed and approved Exhibit 2.

1.3           Section 1.6.  Section 1.6 of the Agreement is hereby deleted in its entirety and replaced with the following, with the revised language highlighted in italics for purposes of clarity:

At Closing, every cost and/or expense related to the Claims and/or the Mine that was paid by Trinity Alps for a benefit that lasts past 19 August 2009 shall be reimbursed to Trinity Alps by American Sierra on a pro-rated basis.  Additionally, every cost and/or expense related to the Claims and/or the Mine that was paid by Trinity Alps on or after 19 August 2009 but prior to Closing shall, at Closing, be reimbursed to Trinity Alps by American Sierra.  After Closing and during the Term, every cost and/or expense related to the Claims and/or the Mine that, after Closing, accrues and/or is received by Trinity Alps or the Operating Entity or Holding Company, shall be promptly paid (a) by the Trust Account Administrator from funds paid into the Trust Account hereunder, or (b) by the Operating Entity from the Petty Cash Account (as defined herein), with such records to be forwarded to the Trust Account Administrator as set forth in Section 5.1.1 below.  All such costs and expenses incurred prior to Closing are itemized on the attached Exhibit D and shall be credited toward the First Semester Payment.  Further, all such costs and expenses incurred after Closing shall be credited toward the $2,000,000 set forth in Section 1.4.3.

1.4           Section 1.7.  Section 1.7 of the Agreement is hereby deleted in its entirety and replaced with the following, with the revised language highlighted in italics for purposes of clarity:

 American Sierra shall, prior to Closing and at its own expense, form the Operating Entity and Holding Company, and purchase company record books for same.  All other costs related to the Claims and/or Mines shall be due from and paid by American Sierra through the Operating Entity or, to the extent such expenses are related to the Claims and/or Mines but do not concern the Mine’s operation, through the Holding Entity, as part of the Year One Work Plan, Year Two Work Plan, and/or such other work plan as may hereafter be approved by the Parties and submitted to the Trust Account Administrator for administration hereunder, respectively (collectively, the “Plans”), with said expenditures credited toward American Sierra’s $2,000,000.00 USD contribution requirement under Section 1.4 above.

1.5           Section 5.1.  Section 5.1 of the Agreement is hereby amended by deleting the first sentence of that section and replacing it with “On or before Closing, American Sierra shall open an escrow account (“Trust Account”) with an attorney-at-law or other trust account administrator to be selected by American Sierra after the Effective Date and approved by Trinity Alps in its sole but reasonable discretion on or before Closing (“Trust Account Administrator”).  All other sentences of Section 5.1 remain unchanged.

1.6           Section 5.2. Section 5.2 of the Agreement is hereby amended by deleting “23 October 2009” from the second sentence of that section and replacing it with “7 December 2009.”

1.7           Section 12.4.  Section 12.4 is hereby deleted in its entirety and replaced with the following:

This Agreement sets forth the Parties’ entire agreement and understandings relating to the subject matter herein and merges and supersedes all prior agreements, writings and understandings.  This Agreement (and any waiver of any rights herefrom) shall not be amended or modified unless in a writing signed by the Parties, and is intended by the Parties to be read in concert with the contemplated operating agreements for the Operating Entity and Holding Company.  To the extent that this Agreement and either or both of such operating agreements conflict, due to the ongoing nature of such entities, the operating agreements for each of the Operating Entity and Holding Company, respectively, shall govern.

2.           MISCELLANEOUS PROVISIONS

2.1           Effect of Amendment.  Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect.

2.2           Governing Law; Jurisdiction / Venue.  This Amendment, as with the Agreement, will be exclusively interpreted and enforced in a state court in Carson City, Nevada under Nevada law (without reference to its choice of law rules).  The Parties hereby consent to such venue, governing law and the jurisdiction of such court.

2.3.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

2.4.           Facsimile.  Executed copies of this Amendment may be exchanged via facsimile and such signatures shall be deemed as originals.

IN WITNESS WHEREOF, this Amendment is executed and appended to the Joint Venture Agreement effective as of the date first written above.

TRINITY ALPS RESOURCES, INC.:	AMERICAN SIERRA GOLD CORP.:

/s/ Patrick A. Fagen	/s/ Johannes Petersen
By: Patrick A. Fagen Its: President	By: Johannes Petersen Its: Chief Financial Officer